Exhibit 24.16

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS that I, Edgar D. Jannotta do hereby appoint Frank M. Clark and J. Barry Mitchell, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2005 of Commonwealth Edison Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ Edgar D. Jannotta
Edgar D. Jannotta

DATE: February 10, 2006